Exhibit 99.1

Ares Capital Corporation Issues Letter to Stakeholders

NEW YORK — March 23, 2020 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that it issued an open letter to its stakeholders regarding a business update amid the coronavirus (“COVID-19”) pandemic.

The full text of the letter follows:
March 23, 2020

Dear Stakeholder,

With the global outbreak of COVID-19, we are making sure to provide for the needs of our teams, our business partners, our portfolio companies and our stakeholders. We understand that these are challenging times for everyone and want to assure our stakeholders that our investment adviser’s highly experienced management team and dedicated employees are fully operational and working hard during the current disruptions in our lives and our business. Since the outbreak occurred and escalated, we have been in constant dialogue with our portfolio companies and their owners to evaluate each situation independently and to identify how we can be supportive. Due to our direct sourcing approach and our investment adviser’s tenure in the market, we have strong, trusted relationships with the management teams and the private equity sponsors that own the companies in our portfolio. Our initial conversations with these constituents have been constructive. While it is too early to quantify the impacts of COVID-19 on Ares Capital, we want to highlight our positioning, provide an update on our liquidity and financing structure and emphasize many of the competitive advantages that have set us apart and which are more important than ever.

Highly Diversified, Less Cyclically Positioned Investment Portfolio Focused on Upper Middle Market

As of December 31, 2019, our portfolio is focused on senior secured loans and is highly diversified across 354 different portfolio companies. No single borrower accounts for more than 3% of the portfolio at fair value, excluding the Senior Direct Lending Program, LLC and Ivy Hill Asset Management, L.P., which have broad diversity at the portfolio level. We believe that this underscores that no single name will have a material impact on the aggregate performance of our company. Additionally, our largest industry concentrations are in defensive sectors, including healthcare services, software & services and commercial & professional services. We are underweight sectors that have been traditionally cyclical, including energy, retail and transportation. We believe that our industry focus on less cyclical, more resilient companies has been a major contributor to our success as a public company since 2004.

Approximately 85% of our portfolio companies are backed by established private equity firms with robust resources and capabilities to support the liquidity needs of these portfolio companies. We believe this ultimately enhances the creditworthiness of our borrowers. Additionally, our portfolio companies are typically larger in size than other Business Development Company (“BDC”), which we believe makes them more resilient in this environment. At Ares Capital, the weighted average EBITDA of our portfolio companies was approximately $139million and the median EBITDA was $75 million at December 31, 2019.

Strong Balance Sheet with Significant Liquidity and Long Dated Financing

As of March 15, 2020, our company had approximately $2.7 billion of available liquidity from cash and existing secured credit facilities. We believe that this liquidity position provides us significant capital to meet both the contractual commitments to our existing portfolio companies and to make incremental investments to support their financing needs during these difficult times. To date, we have seen increased funding requests from many of our borrowers which we have satisfied, and we continue to have liquidity to meet these contractual requests. Additionally, we believe that our strong liquidity position also provides us with the opportunity to make additional investments on increasingly attractive terms.

Ares Capital has liquidity that is supported by diverse and long-dated financing. The earliest maturity date for any of our bank credit facilities is March 2024 and we do not have any unsecured term notes maturing until 2022. Furthermore, as of March 15, 2020, 57% of our funded debt capital was in unsecured term notes, which gives us significant unencumbered assets and provides meaningful overcollateralization of our secured credit facilities. We continue to collaborate with our strong and diversified group of lending partners.

The increased flexibility provided by the recently adopted Small Business Credit Availability Act (SBCAA) is also helpful in navigating the environment we are facing today. The changes provide us with much greater cushion to potential depreciation from credit write-downs and declining asset prices compared to the more restrictive limits we were operating under during the Great Recession of 2008-09. The leverage covenants in our bank credit facilities were also expanded to be in line with the increased leverage permitted by the SBCAA.

Veteran Management Team with Experience Navigating Volatile Markets

We believe the strength and experience of the team will help us to navigate the current volatility, as it has through past periods of economic and market dislocation. Over our 15-year history as a publicly traded BDC, our investment adviser’s core management team has successfully managed through varying market conditions and has delivered leading investment performance to our shareholders. Our established investment approach, which emphasizes lending to franchise businesses with high quality management teams and strong sponsorship from leading private equity firms, has remained consistent over time. Furthermore, our investment adviser’s significant team of more than 110 investment professionals is dedicated to engaging and maintaining these relationships with our borrowers, private equity owners and other key market participants. This approach is led by a cycle-tested, investment committee that has 24 years of average investing experience and an average tenure at Ares of 15 years.

We believe one of our distinguishing factors is our investment adviser’s dedicated and highly experienced portfolio management team of 26 investment professionals, which supplements our large investment team. This risk management team operates with a proactive approach to managing our investments and it has always been our view that identifying early warning signs, managing liquidity and acting quickly to resolve issues mitigates risk and maximizes recovery. We believe these capabilities provide us a differentiated way to protect our investments and often provide opportunities for attractive incremental investments.

Sponsorship from Ares Management Corporation

In addition to the benefits mentioned above, ARCC’s capabilities are meaningfully enhanced by the resources, capital and expertise from the broader platform at Ares Management Corporation, a leading global alternative investment manager with $149 billion in assets under management as of December 31, 2019. We believe that Ares provides us with significant human resources, operational expertise, deep capital markets relationships, differentiated information and industry research and an expanded view of relative value with which to approach investing in all environments.

Conclusion

In conclusion, we are all facing uncertainty and challenges stemming from the developing COVID-19 pandemic. Rest assured that we are intensely focused on managing our portfolio and being disciplined stewards of our stakeholders’ capital. We have successfully navigated market cycles and disruptions in the past and believe that we are well positioned to weather the current market and emerge as a strong company in a more favorable investing environment after the disruption. As always, we appreciate your support and we look forward to discussing our company with you in the weeks ahead.

Sincerely,
R. Kipp deVeer
Chief Executive Officer and Director

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is one of the largest BDCs by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

Contact:
Ares Capital Corporation
Carl Drake, (888) 818-5298
cdrake@aresmgmt.com
or
John Stilmar, (888) 818-5298
jstilmar@aresmgmt.com

Media:
Mendel Communications LLC
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

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